Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Dianne Douglas 310-252-2703 Dianne.Douglas@mattel.com

MATTEL REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

Second Quarter Highlights

•	Worldwide net sales up 13 percent;

•	Domestic gross sales up 17 percent and international gross sales up 9 percent;

•	Worldwide gross sales for core brands: Barbie® up 6 percent; Hot Wheels® up 11 percent; Core Fisher-Price® flat and American Girl® brands down 4 percent;

•	Gross margin increased 290 basis points of net sales; SG&A decreased 30 basis points of net sales;

•	Operating income of $69.4 million compared to operating income of $32.5 million in the second quarter of 2009; and

•	Earnings per share of $0.14 vs. prior year earnings per share of $0.06.

EL SEGUNDO, Calif., July 16, 2010 – Mattel, Inc. (NASDAQ: MAT) today reported 2010 second quarter financial results. For the quarter, the company reported net income of $51.6 million, or $0.14 per share, compared to last year’s second quarter net income of $21.5 million, or $0.06 per share.

“I am pleased with the continued solid performance across our portfolio of brands and countries, particularly Barbie and Hot Wheels, as well as the stellar contribution of the much-anticipated Toy Story 3 property,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “With the all important second-half of the year ahead of us, I am encouraged by the strong momentum of our product line, which boasts some of the industry’s most innovative and exciting toys that deliver terrific play value for both parent and child.”

Financial Overview

For the quarter, net sales were $1.02 billion, up 13 percent compared to $898.2 million last year, including unfavorable changes in currency exchange rates of 3 percentage points. On a regional basis, second quarter gross sales increased 17 percent in the U.S. and increased 9 percent in international markets, including unfavorable changes in currency exchange rates of 5 percentage points. Operating income for the quarter was $69.4 million, compared to prior year’s operating income for the quarter of $32.5 million.

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Mattel Reports Second Quarter 2010 Results/Page 2 2 2

The company’s debt-to-total-capital ratio was 22.1 percent. Consistent with the seasonality of the business, year-to-date, net cash flow used for operating activities was approximately $372 million, an increase of $22 million, compared with a use of approximately $350 million in the first half of 2009. During the second quarter of 2010, the company repurchased approximately 5 million shares of its common stock at a cost of approximately $111 million.

Sales by Business Unit

Mattel Girls and Boys Brands

For the second quarter, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $653.2 million, up 21 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 6 percent. Worldwide gross sales for Other Girls Brands were up 3 percent, driven by the Disney Princess™ doll line. Worldwide gross sales for the Wheels business, which includes the Hot Wheels®, Matchbox® and Tyco R/C® brands, were up 5 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 60 percent for the quarter, primarily driven by growth in the Toy Story® 3 and World Wrestling Entertainment properties, as well as core games.

Fisher-Price Brands

Second quarter worldwide gross sales for the Fisher-Price Brands business unit, which includes the Fisher-Price® Core, Fisher-Price® Friends and Power Wheels® brands, were $385.2 million, or up 4 percent versus the prior year, primarily driven by sales of products supporting evergreen entertainment properties, such as Thomas and Friends® and Dora the Explorer®, as well as solid performance in Fisher-Price® Core.

American Girl Brands

Second quarter gross sales for the American Girl Brands business unit, which offers American Girl® branded products directly to consumers, were $58.9 million, down 4 percent versus last year, reflecting this year’s slightly earlier Easter and last year’s debut of historical character Rebecca™. The declines were partially offset by sales of products related to Lanie™, the 2010 Girl of the Year®.

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Mattel Reports Second Quarter 2010 Results/Page 3 3 3

Live Webcast

Mattel will webcast its 2010 second quarter financial results conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time the morning of the call, until midnight Eastern time on July 20th and may be accessed by dialing + 1 (706) 645-9291. The passcode is 79744049.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of http://corporate.mattel.com/, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NASDAQ: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco R/C®, as well as Fisher-Price® brands, including Little People®, Power Wheels® and a wide array of entertainment-inspired toy lines. In 2010, Mattel was named as one of FORTUNE Magazine’s “100 Best Companies to Work For” for the third year in a row, and was ranked among Corporate Responsibility Magazine’s “100 Best Corporate Citizens.” Mattel also is recognized among the “World’s Most Ethical Companies.” With worldwide headquarters in El Segundo, Calif., Mattel employs approximately 27,000 people in 43 countries and territories and sells products in more than 150 nations. At Mattel, we are “Creating the Future of Play.”

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MAT-FIN

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended June 30,					For the Six Months Ended June 30,
(In millions, except per share and percentage information)	2010		2009		Yr / Yr % Change	2010		2009		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$1,018.5		$898.2		13%	$1,898.6		$1,683.8		13%
Cost of sales	528.9	51.9%	492.1	54.8%	7%	977.1	51.5%	931.9	55.3%	5%

Gross Profit	489.6	48.1%	406.1	45.2%	21%	921.5	48.5%	751.9	44.7%	23%
Advertising and promotion expenses	101.9	10.0%	89.8	10.0%	13%	196.0	10.3%	173.9	10.3%	13%
Other selling and administrative expenses	318.3	31.3%	283.8	31.6%	12%	610.8	32.2%	600.7	35.7%	2%

Operating Income (Loss)	69.4	6.8%	32.5	3.6%	114%	114.7	6.0%	(22.7)	-1.3%	605%
Interest expense	13.4	1.3%	17.5	1.9%	-23%	27.1	1.4%	33.4	2.0%	-19%
Interest (income)	(2.8)	-0.3%	(2.5)	-0.3%	10%	(5.2)	-0.3%	(6.0)	-0.4%	-13%
Other non-operating (income), net	(3.3)		(6.3)			(2.6)		(8.5)

Income (Loss) Before Income Taxes	62.1	6.1%	23.8	2.7%	161%	95.4	5.0%	(41.6)	-2.5%	329%
Provision (benefit) for income taxes	10.5		2.3			19.0		(12.1)

Net Income (Loss)	$51.6	5.1%	$21.5	2.4%	140%	$76.4	4.0%	$(29.5)	-1.8%	359%

EPS—Basic	$0.14		$0.06			$0.21		$(0.08)

Average Number of Common Shares	362.8		358.8			363.1		359.0

EPS—Diluted	$0.14		$0.06			$0.21		$(0.08)

Average Number of Common and Potential Common Shares	365.9		360.9			366.1		359.0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(In millions, except percentage information)	2010		2009		2010		2009
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$653.2		$540.6		$1,226.3		$1,044.6
% Change		21%		-25%		17%		-21%
Pos./(Neg.) Impact of Currency (in % pts)		-3		-7		0		-8

Fisher-Price Brands	385.2		369.9		701.4		653.7
% Change		4%		-14%		7%		-15%
Pos./(Neg.) Impact of Currency (in % pts)		-2		-5		0		-5

American Girl Brands	58.9		61.0		129.1		127.5
% Change		-4%		0%		1%		-2%
Other	4.7		3.5		5.5		6.4

Gross Sales	$1,102.0		$975.0		$2,062.3		$1,832.2

% Change		13%		-20%		13%		-18%
Pos./(Neg.) Impact of Currency (in % pts)		-3		-6		1		-7

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$1,102.0		$975.0		$2,062.3		$1,832.2
Sales Adjustments	(83.5)		(76.8)		(163.7)		(148.4)

Net Sales	$1,018.5		$898.2		$1,898.6		$1,683.8

% Change		13%		-19%		13%		-17%
Pos./(Neg.) Impact of Currency (in % pts)		-3		-5		0		-6

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At June 30,
(In millions)	2010	2009	At Dec. 31, 2009
	(Unaudited)
Assets
Cash and equivalents	$544.9	$422.7	$1,117.0
Accounts receivable, net	805.1	747.2	749.3
Inventories	597.6	589.6	355.7
Prepaid expenses and other current assets	330.4	402.7	332.6

Total current assets	2,278.0	2,162.2	2,554.6
Property, plant and equipment, net	486.0	522.2	504.8
Other noncurrent assets	1,711.7	1,793.2	1,721.2

Total Assets	$4,475.7	$4,477.6	$4,780.6

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$294.2	$2.0
Current portion of long-term debt	250.0	50.0	50.0
Accounts payable and accrued liabilities	762.6	703.3	968.5
Income taxes payable	15.1	—	40.4

Total current liabilities	1,027.7	1,047.5	1,060.9
Long-term debt	460.0	710.0	700.0
Other noncurrent liabilities	481.0	550.4	488.7
Stockholders’ equity	2,507.0	2,169.7	2,531.0

Total Liabilities and Stockholders’ Equity	$4,475.7	$4,477.6	$4,780.6

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At June 30,
(In millions, except days and percentage information)	2010	2009

Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	71	75
Total Debt Outstanding	$710.0	$1,054.2
Total Debt-to-Total-Capital Ratio	22.1%	32.7%

	Six Months Ended June 30,
(In millions)	2010 (a)	2009

Condensed Cash Flow Data:
Cash Flows (Used For) Operating Activities	$(372)	$(350)
Cash Flows (Used For) From Investing Activities	(97)	9
Cash Flows (Used For) From Financing Activities and Other	(103)	146

Decrease in Cash and Equivalents	$(572)	$(195)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010.